Exhibit 99.9

Consent of Person to be Named as Director

July 16, 2021

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 of Griffin-American Healthcare REIT IV, Inc. and all amendments thereto (the “Registration Statement”), and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, or related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), as a person anticipated to become a director of Griffin-American Healthcare REIT IV, Inc. upon completion of the mergers described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Mathieu B. Streiff
Name: Mathieu B. Streiff